EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 15, 2021

Twin Vee Powercats Co. Reports A 65% Increase

In Revenue For The Third Quarter

FORT PIERCE, FL / ACCESSWIRE / November 15, 2021 / Twin Vee PowerCats Co. (Nasdaq: VEEE), (“Twin Vee” or the “Company”) a designer, manufacturer, distributor, and marketer of recreational and commercial power catamaran boats, today reported operational highlights and financial results for the third quarter of fiscal 2021.

We are reporting a 65% increase in top line revenue for the third quarter 2021 compared to the third quarter 2020 and are encouraged by the strong backlog for the remainder of the year,” said Joseph Visconti, CEO of Twin Vee PowerCats Co. “We continued to strengthen our performance in the third quarter thanks to robust demand for our products as well as the impressive execution of our team to manage component shortages and other supply chain constraints. With the completion of our IPO, on July 22, 2021, we have strengthened our balance sheet. Execution of our business model remains focused with the development and launching of new Twin Vee models. Our new 340 GFX went into production last week and our new 400 GFX should be in production Q2 of 2022.

Third Quarter 2021 Financial Highlights:

●	Revenue for the third quarter 2021 was approximately $4,118,000, compared to approximately $2,498,000 for the third quarter of 2020, representing a 65% increase. The number of our boats produced and sold during the three months ended September 30, 2021 increased 33% over the three months ended September 30, 2020.

●	Gross profit for the third quarter 2021 was approximately $1,610,000 compared to a gross profit of approximately $700,000 in the third quarter 2020.

●	Operating expenses for the third quarter 2021 were approximately $1,933,000, compared to approximately $947,000 in the third quarter 2020. Operating expenses as a percentage of sales were 47% compared to 38% in the prior year. We have been aggressively ramping up of production, which required increasing our production staff and adding mid-level management. Additionally, we are now carrying increased public company overhead.

●	For the third quarter 2021, net loss was approximately $383,000, compared to a net loss of approximately $201,000 in the third quarter 2020.

●	At September 30, 2021, the Company had total assets of approximately $22,629,000, compared to approximately $4,505,000 at December 31, 2020.

●	The Company had cash and cash equivalents of approximately $8,979,000 as of September 30, 2021, compared to approximately $407,000 at June 30, 2021.

●	The increase in cash and cash equivalents is due to net proceeds of our IPO. We also have both short- and long-term securities totaling approximately $6,091,000.

Conference Call

Twin Vee will hold a conference call today, Monday, November 15, 2021, at 4:30 p.m. (Eastern). The dial-in information for the call is as follows, 1-800-430-8332. The call will also be webcast over the Internet at https://viavid.webcasts.com/starthere.jsp?ei=1512116&tp_key=bdcd4996f7

About Twin Vee PowerCats Co.

Twin Vee is a designer and manufacturer of recreational and commercial power catamaran boats. The Company is located in Fort Pierce, Florida and has been building and selling boats for over 26 years. Learn more at https://twinvee.com/. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding our new 400 GFX being in production Q2 of 2022. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to bring its new boat models and electric outboard motor propulsion system to market as planned, the Company’s ability to launch Fix-My-Boat and Forza X1 as planned, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the final prospectus related to the Company’s recent public offering filed with the Securities and Exchange Commission. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com
(772) 429-2525

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$8,978,908	$891,816
Current assets	$15,633,851	$1,834,942
Current liabilities	$2,897,452	$1,440,067
Working capital	$12,736,399	$394,875

	Three Months Ended
	September 30,
	2021	2020
Net sales	$4,118,246	$2,498,218
Cost of products sold	$2,508,170	$1,798,288
Gross profit	$1,610,076	$699,930
Operating expenses	$1,932,610	$947,488
Loss from operations	$(322,534)	$(247,558)
Other (expense) income	$(60,743)	$47,034
Net loss	$(383,277)	$(200,524)
Net loss per common share: Basic and Diluted	$(0.06)	$(0.05)
Weighted average number of common shares outstanding: Basic and diluted	6,282,700	4,000,000